EXHIBIT 99 (i) 10

                                                              December 12, 2000

For Release:   Immediately

      Central Hudson Customers To Benefit from Sale of Nine Mile Point 2 Nuclear Plant (POUGHKEEPSIE, NY) Central Hudson Gas & Electric Corporation has agreed to sell its 9 percent interest in the Nine Mile Point 2 Nuclear Plant in Scriba, New York, to Constellation Nuclear as part of a sale announced by the site's cotenants after a competitive auction. The Poughkeepsie-based utility will receive $74 million for its 9 percent share of the 1,148-megawatt plant. Of this purchase price, $32 million will be paid at closing and another $42 million in principal and interest payments will be paid in five annual installments. All payments are subject to purchase price adjustments at the time of closing. As part of the agreement, the co-tenants will sell 82 percent of Nine Mile 2 for a total purchase price of $677 million, one of the highest values ever received for a nuclear plant.

      "Our customers benefit from this sale in two primary ways. First, the sale means that Central Hudson will have no 'stranded costs' that will be built into the delivery rates of many other electric utilities for years to come. These sale proceeds, when combined with those from the sale of our fossil-fuel units, mean that no Central Hudson customer will pay what is called a 'Competitive Transition Charge' to recover the costs of investments made during the regulated era, "said Arthur Upright, Senior Vice President. "That will help to keep delivery rates as low as possible.

      "Secondly, we negotiated a Purchase Power Agreement to buy 90 percent of the electricity we currently receive from the plant for the next 10 years in order to help stabilize the price of electricity for our customers. That will have enormous value during those critical years, while New York's deregulated electric market matures."


284 South Avenue        Poughkeepsie, NY 12601-4879     Telephone (914) 471-8323

      Nine Mile Point 2 began producing electricity in 1988. Niagara Mohawk Power Corporation, which also owns the adjoining Nine Mile Point 1, owns 41 percent of Unit 2 and is the operator of both plants. The Nuclear Regulatory Commission, the New York State Public Service Commission, the Federal Energy Regulatory Commission and other regulatory bodies must approve the sale. Completion is expected by mid-2001.

      Central Hudson invested a total of $528 million in Nine Mile Point 2. In 1987, its shareholders absorbed a $169 million, or 32 percent, write-off of this investment, and through depreciation the plant's book cost has declined further to approximately $295 million. It is estimated that there will be approximately $290 million in premium-above-book value received from the auction of Central Hudson's fossil-fuel generating units. These funds, along with the proceeds of the sale announced today, will be applied to the remaining book value of the Nine Mile Pont 2 investment.

      "We had invested in our fossil-fuel generating units at Roseton and Danskammer to ensure that they were among the best-performing units in the region. The market recognized this, and as a result, we received one of the highest prices in the nation for those units. Now, a portion of the profits from that enormously successful sale will be combined with the proceeds from the sale of Nine Mile Point 2 to eliminate any stranded costs for our customers, "Upright explained. "In fact, we have created a significant pool of customer benefits from the combined sale of the fossil and nuclear plants."

                                           # # #
Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67, and within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time-to-time in the Company's reports filed with the SEC. All forward-looking statements are intended to be subject to the safe harbor protections provided by the laws mentioned above. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors include weather, energy supply and demand, developments in the legislative, regulatory and competitive environment, electric and gas industry restructuring and cost recovery, future market prices for energy, capacity and ancillary services, nuclear industry regulation, the outcome of pending litigation, and certain environmental matters, particularly ongoing development of air quality regulations and industrial waste remediation requirements.